Exhibit 10.34

Cardtronics 2012 Long Term Incentive Plan

On June 15, 2010, the stockholders of Cardtronics, Inc. (the “Company”) approved the Amended and Restated 2007 Stock Incentive Plan (the “Plan”).  The principal objectives of the Plan were to provide a means through which the Company (i) could attract able persons to serve as employees or directors of the Company; and (ii) provide such individuals with incentive and reward opportunities designed to enhance the long term profitable growth of the Company and its Affiliates.  In furtherance of those objectives, the Compensation Committee (the “Committee”) has adopted the following 2012 Long-Term Incentive Plan (the “LTIP”) to provide for long term incentive awards under the Plan.

All capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to such terms in the Plan.

Pursuant to this LTIP and subject to the discretion of the Committee, the Committee, or the Chief Executive Officer (“CEO”) with respect to employees who are not Executive Officers (subject to review by the Committee), will make annual grants of performance-based restricted stock units to eligible Participants.  Save and except for ‘new hires’ or exceptional circumstances, it is intended that grants of equity awards will be made pursuant only to this LTIP.  With respect to non-Section 16 new hires, equity grants will be limited as set forth below.

The terms and conditions of the LTIP are set forth below; provided, however, that prior to the grant of any Awards, the Committee reserves the right to change any or all terms or conditions.

I.        Participants:  Participants will include 10-15% of global employees, including the senior management team and other key contributors, as selected annually by the Committee as to Executive Officers and by the CEO as to all others.  No employee shall have a ‘right’ to be a Participant; but shall be selected for participation based upon merit and performance. Accordingly, it is possible that a Participant in the LTIP this year will not be a Participant in any subsequent long term incentive plan.

II.      Plan Structure:    Performance and time-based restricted stock unit awards (“Awards”) granted under the LTIP will be earned only if the Company achieves certain minimum performance objectives or goals that are established by the Committee prior to the grant date of the Award. Earned Awards are then subject to time-based vesting restrictions.  In order to promote the desired activity on the part of the Participants in the LTIP, within the first 90 days of 2012, the Committee will establish the performance targets for 2012 (the “Performance Period”), the size of the Award pool, the Threshold, Target, and Maximum performance levels and corresponding earn out schedule, and the allocation methodology for that Performance Period.  Each Award will be evidenced by a written agreement by and between the Company and the applicable Participant.  On or before March 31, 2013, the Committee shall determine the extent to which the performance targets were met and the resulting number of restricted stock units earned for the Performance Period. For performance levels between Threshold and Target and between Target and Maximum, the number of restricted stock units earned will be determined by interpolation.

If the Threshold level of performance is not achieved for a given Performance Period, the Awards granted will be forfeited and the recipients advised thereof, whether or not the recipient has also satisfied the time-based vesting conditions for the Award.

III.

Performance Targets and Payout Multiples:  Under the LTIP, the number of restricted stock units earned will be based on the level of performance achieved. Consistent with its desire to reward long term performance objectives, the Committee has selected revenue growth and adjusted earnings per share (“EPS”) growth (as compared to 2011 data) as the metrics that will be used to measure performance over the Performance Period consistent with the LTIP measures established for 2011.  The Committee will establish the Threshold, Target, and Maximum performance levels (the “Performance Targets”) for each performance metric selected.  The Committee has also determined the payout multiples to be used for Threshold, Target, and Maximum performance achievement.  For the 2012 Awards, the payout multiples for each metric shall be 50% at Threshold; 100% at Target and 200% at Maximum.  See Exhibit “A” attached hereto and incorporated herein for all purposes.

Each of the above metrics (Revenue and EPS growth) will be equally weighted to determine the “Payout multiple”, with no Award earned unless at least the Threshold level of performance is achieved.  Each metric will be evaluated independently and as such, an Award may be earned for one metric even if threshold is not achieved for the other metric.

IV.      Performance Level Achievement Calculations:  The Performance Levels described in the 2012 LTIP represent the Company’s business as of January 1, 2012.  Should the Board of Directors formally approve actions, such as a material acquisition or strategic unbudgeted business investment that may affect the attainment of Performance Targets and Payout Multiples described herein, the impact of such actions to the 2012 LTIP will be determined and presented to the Compensation Committee for approval of revised Actual Performance for Earned Award calculation purposes.  Additionally, the Committee may take into consideration other factors affecting Company performance such as material fluctuations in foreign currency exchange rates.  Any adjustment to Company performance for the purpose of determining earned Awards under the 2012 LTIP must be approved by the Committee.

V.        Type of Awards:   Each Award will be granted in the form of Performance-Based Restricted Stock Units issued pursuant to Paragraphs IX and XI of the Plan.  In future years, the Committee in its sole discretion may elect to grant any one or more of the various types of Awards permitted under the Plan.

VI.      Time-based Vesting (lapsing of restrictions):  Subject to the exceptions set forth in Sections VII and VIII below, all or a portion of a Participant’s Award shall remain subject to certain forfeiture restrictions until the passage of a prescribed amount of time.  Specifically, the Company has established three time periods (each a “Vesting Period”) over which a Participant shall become fully vested in his Award.  Those time periods shall be 24, 36, and 48 months from January 31, 2012.  Accordingly, the forfeiture restrictions shall lapse as follows: 50% of any Award at the end of the first Vesting Period, an additional 25% at the end of the second Vesting Period, and the final 25% at the expiration of the fourth Vesting Period.  Therefore,  an Award granted on any given date in 2012 that becomes earned in accordance with Section III above, shall irrevocably vest to the benefit of the Participant as follows: